Exhibit 2.1

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of August 14, 2015,by and between Mr. Dan Oz (the “Founder”) founder and shareholder of Improved Vision Systems (I.V.S) Ltd., a company incorporated under the laws of the State of Israel (the “Company”), all other shareholders of the Company (the “Other Shareholders” together with the Founder, each listed on Schedule A attached to the SPA (as defined below), the “Sellers”), and OphthaliX Inc., a corporation incorporated under the laws of the State of Delaware, or any subsidiary thereof (“OphthaliX” or the “Purchaser”). Each of the Sellers and the Purchaser shall sometimes be referred to as a “Party” and together, as the “Parties”.

WHEREAS the Company, the Sellers and the Purchaser entered into that certain Share Purchase Agreement (the “SPA”), dated June 18, 2015,setting forth, among others, certain matters regarding:(i) the sale, transfer and assignment of the Company's issued and outstanding ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) currently held by the Sellers, in consideration for an aggregate amount of 2,920,748 shares of common stock of the Purchaser, par value US$ 0.001 (the “Common Stock”), and (ii) the exchange of the Options (as defined in the SPA) of the Company, currently committed to the Option Holders (as defined in the SPA), into an aggregate amount of 303,174 options to purchase shares of Common Stock of the Purchaser, all as detailed in the SPA; and

WHEREAS, the Parties desire to amend certain provisions of the SPA, all as more fully set out herein.

All capitalized terms used and not otherwise defined herein shall have the meanings given them in the SPA.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Section 2.1 of the SPA shall be amended so that the Closing Deadline referred to therein shall be October 30, 2015 instead of August 15, 2015.

2.	Section 8.2.2 of the SPA shall be replaced in its entirety by the following:

"8.2.2. Completion of a fundraising by OphthaliX of an amount of not less than US$3 Million (the “Fundraising”)."

3.	Sections 8.2.3, 8.3.2 and 8.3.3 shall be entirely removed.

4.	The following paragraph shall be added in its entirety at the end of Section 12 (Expenses):

"In addition to the aforementioned, the Purchaser shall within three (3) days from the Initial Closing reimburse the Founder for all costs and expenses incurred in behalf of the Company, in connection with the maintenance of the Company's Intellectual Property and management accounts, provided that such reimbursement shall not to exceed NIS 50,000."

5.	This Amendment shall be effective upon execution thereof by all Parties hereto.

6.	Except for the above amendments, the remainder of the terms and conditions of the SPA shall continue in full force and effect and shall, mutatis mutandis, apply to this Amendment.

7.	In any event of a conflict between and conditions contained in this Amendment and the SPA, the terms contained in this Amendment shall govern.

8.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[signature page immediately follows]

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first hereinabove set forth.

THE COMPANY:

IMPROVED VISION SYSTEMS (I.V.S) LTD.

By:	/s/ Dan Oz
Name:	Dan Oz
Title:	CEO

THE FOUNDER:

/s/ Dan Oz
Dan Oz

OTHER SHAREHOLDERS:

/s/ Itzhak Shilo
Itzhak Shilo

/s/ Diago Gilad Katz
Diago Gilad Katz

/s/ Shmuel Shilo
Shmuel Shilo

/s/ Eran David Shilo
Eran David Shilo

THE PURCHASER:

OPHTHALIX INC.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman
Title:	Chairman

[SIGNATURE PAGES OF AMENDMENT TO SPA, I.V.S – OPHTHALIX, AUGUST 2015]